FOR IMMEDIATE RELEASE

VIRAL GENETICS, INC. COMPLETES CONVERTIBLE DEBT FINANCING

AZUSA, CA, March 29, 2006 PRIMEZONE / -- Viral Genetics, Inc. (OTC Bulletin Board: VRAL) , a drug development company developing a biological therapy for the treatment of HIV infection, today announced that it sold 10% Senior Secured Convertible Debentures in the aggregate principal amount of $2.9 million, together with warrants to purchase 6.4 million shares of common stock over a period of five years at an exercise price of $0.78 per share and unit warrants to purchase up to $2.1 million of additional debentures and additional warrants to purchase 4.7 million shares. Viral Genetics received the first $2.5 million of gross proceeds of the offering, and the remainder is expected within the week.

The Debentures will be amortized over 24 months beginning October 1, 2006 with stock or cash. The Debentures are secured by substantially all of the assets of Viral Genetics. Viral Genetics agreed to file a registration covering resale of the common stock issued under the debentures and warrants. HPC Capital Management LLC of Atlanta and New York acted as placement agent for the transaction.

The proceeds of this financing will be used to fund ongoing drug development and testing, as well as for working capital purposes.

The issuance of the debentures and warrants was not registered under the Securities Act of 1933 and the securities may not be sold without registration or an exemption from such registration requirements. This press release is not an offer to sell any securities.

About Viral Genetics, Inc.

Viral Genetics, Inc. is a drug discovery and development company based in southern California developing treatments for infectious disease, autoimmune disease and immunological deficiency through its patented Thymus Nuclear Protein technology. For more information, visit www.viralgenetics.com.

This news release contains forward-looking statements that involve risks and uncertainties associated with clinical development, regulatory approvals, and other risks described by Viral Genetics, Inc. from time to time in its periodic reports with the Securities and Exchange Commission. VGV-1 and TNP are not approved by the US Food and Drug Administration or by any comparable regulatory agencies elsewhere in the world. While Viral Genetics believes that the forward-looking statements and underlying assumptions contained therein are reasonable, any of the assumptions could be inaccurate, including, but no limited to, the ability of Viral Genetics to establish the efficacy of VGV-1 or TNP in the treatment of any disease or health condition, identify any drug candidate through its research efforts that has commercial potential, satisfy regulatory requirements and obtain regulatory approvals for its drug candidates in any country, obtain adequate financing sufficient to meet its business objectives on reasonable terms and conditions, service its debt financing, and effectively address operational and competitive challenges in the drug development industry. Therefore, there can be no assurance that the forward-looking statements included in this release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the forward-looking statements should not be regarded as a representation by Viral Genetics or any other person that the objectives and plans of Viral Genetics will be achieved.

For Information:
   Kathy Lane
  Investor Relations
   760-771-2236